Exhibit 10.2

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

CALIFORNIA DEPARTMENT OF FINANCIAL INSTITUTIONS

SAN FRANCISCO, CALIFORNIA

)
In the Matter of	)
	)	ORDER TO CEASE AND DESIST
TAMALPAIS BANK	)
SAN RAFAEL, CALIFORNIA	)	FDIC-09-363b
)
(INSURED STATE NONMEMBER BANK))
)

          Tamalpais Bank, San Rafael, California (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and Section 1912 of the California Financial Code, and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”), and with counsel for the California Department of Financial Institutions (“CDFI”), dated September 14, 2009, whereby solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC and the CDFI.

          The FDIC and the CDFI considered the matter and determined that they had reason to believe that the Bank had engaged in unsafe or unsound banking practices. The FDIC and the CDFI, therefore, accepted the CONSENT AGREEMENT and issued the following:

ORDER TO CEASE AND DESIST

          IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe and unsound banking practices, as more fully set forth in the FDIC Report of Examination dated May 11, 2009 (“ROE”):

          (a)     operating with management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits;

          (b)     operating with a board of directors whose supervision and direction to management is inadequate;

          (c)     operating with inadequate capital in relation to the kind and quality of assets held by the Bank;

          (d)     operating with an inadequate loan valuation reserve;

          (e)     operating with a large volume of poor quality loans;

          (f)     engaging in unsatisfactory lending and collection practices; and

          (g)     operating with inadequate provisions for liquidity.

          IT IS FURTHER ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns, take affirmative action as follows:

          1.     The Bank shall have and retain qualified management.

                  (a)     Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Management shall include the following: (i) a chief executive officer with proven ability in managing a bank of comparable size, and experience in upgrading a low quality loan portfolio, improving earnings, and other matters needing particular attention; (ii) a chief financial officer with proven ability in all aspects of financial management; and (iii) a chief credit officer with significant appropriate lending, collection, and loan supervision experience and experience in upgrading a low quality loan portfolio. Each member of management shall be provided appropriate written authority from the Bank’s Board to implement the provisions of this ORDER.

                  (b)     The qualifications of management shall be assessed on its ability to:

                            (i)     comply with the requirements of this ORDER;

                            (ii)    operate the Bank in a safe and sound manner;

                            (iii)   comply with applicable laws and regulations; and

                            (iv)    restore all aspects of the Bank to a safe and sound condition,

including asset quality, capital adequacy, earnings, management effectiveness, liquidity, and sensitivity to market risk.

                  (c)     During the life of this ORDER, the Bank shall notify the Regional Director of the FDIC’s San Francisco Regional Office (“Regional Director”) and the Commissioner of the California Department of Financial Institutions (“Commissioner”) in writing when it proposes to add any individual to the Bank’s Board or employ any individual as a senior executive officer. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed.

                  (d)     Within 90 days after the effective date of this ORDER, the Bank’s Board shall obtain an independent study of the management and personnel structure of the Bank to determine whether additional personnel are needed for the safe and profitable operation of the Bank. Such a study shall include, at a minimum, a review of the duties, responsibilities, qualifications, and remuneration of the Bank’s officers. The Bank shall formulate and a plan to implement the recommendations of the study. The plan shall be acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

          2.     (a)     The Bank’s Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank’s activities, consistent with the role and expertise commonly expected for directors of banks of comparable size. The Bank’s Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

          3.     (a)     By December 31, 2009, the Bank shall increase and thereafter maintain Tier 1 capital in such an amount as to equal or exceed 9 percent of the Bank’s total assets; and increase and thereafter maintain its total risk-based capital ratio in such an amount as to equal or exceed 12 percent.

                  (b)     Within 60 days from the effective date of this ORDER, the Bank shall develop and adopt a written capital plan to meet and thereafter maintain the minimum requirements in Paragraph 3(a) with due consideration to the ongoing condition of the Bank. The plan shall be in a form and manner acceptable to the Regional Director and the Commissioner. The capital plan must include a contingency plan in the event the Bank, (i) fails to maintain the minimum capital ratios required by subparagraph 3(a); (ii) fails to submit an acceptable capital plan as required by this subparagraph; or (iii) fails to implement or adhere to a capital plan to which the Regional Director and the Commissioner have taken no written objection pursuant to this subparagraph. The contingency plan shall include a plan to sell or merge the Bank. The Bank shall implement the contingency plan upon written notice from the Regional Director and the Commissioner.

                  (c)     The level of Tier 1 capital to be maintained during the life of this ORDER pursuant to Subparagraph 3(a) shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

                  (d)     Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may be accomplished by the following:

                            (i)     the sale of common stock; or

                            (ii)    any other means acceptable to the Regional Director and the Commissioner.

Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 3 of this ORDER may not be accomplished through a deduction from the Bank’s allowance for loan and lease losses.

                  (e)     For the purposes of this ORDER, the terms “Tier 1 capital”, “total risk-based capital”, and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC’s Rules and Regulations, 12 C.F.R. §§ 325.2(v) and 325.2(x).

          4.     (a)     Effective immediately from the date of this ORDER, the Bank shall thereafter maintain a fully funded allowance for loan and lease losses.

                  (b)     The appropriateness of the allowance shall be determined after the charge-off of loans or other items classified “Loss”. The allowance shall be reviewed at least once each calendar quarter. Said review shall be completed in order that the findings may be properly reported in the quarterly Reports of Condition and Income. The review shall focus on the results of the Bank’s internal loan review, loan loss experience, trends of delinquent and non-accrual loans, an estimate of potential loss exposure of significant credits, concentrations of credit, and present and prospective economic conditions. A deficiency in the allowance shall be remedied in the calendar quarter it is discovered, prior to submitting the Report of Condition, by a charge to current operating earnings. The minutes of the Bank’s Board meeting at which such review is undertaken shall indicate the results of the review. Upon completion of the review, the Bank shall increase and maintain its allowance for loan and lease losses consistent with the findings of the review. The Bank’s allowance shall be satisfactory to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

          5.     (a)      Effective immediately from the date of this ORDER, the Bank shall eliminate from its books, by charge-off or collection, all assets classified “Loss” in the ROE that have not been previously collected or charged off. Elimination of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph.

                  (b)     Within 180 days from the effective date of this ORDER, the Bank shall have reduced the assets classified “Substandard” in the ROE that have not previously been charged off to not more than 100 percent of capital.

                  (c)     Within 270 days from the effective date of this ORDER, the Bank shall have reduced the assets classified as “Substandard” in the ROE that have not previously been charged off to not more than 50 percent of capital.

                  (d)     The requirements of Subparagraphs 5(a), 5(b), and 5(c) of this ORDER are not to be construed as standards for future operations and, in addition to the foregoing, the Bank shall eventually reduce the total of all adversely classified assets. Reduction of these assets through proceeds of other loans made by the Bank is not considered collection for the purpose of this paragraph. As used in Subparagraphs 5(b), 5(c), and 5(d) the word “reduce” means:

                            (i)     to collect;

                            (ii)    to charge-off; or

                            (iii)   to sufficiently improve the quality of assets adversely classified to warrant removing any adverse classification, as determined by the FDIC and the Commissioner.

                  (e)     Within 60 days from the effective date of this ORDER, the Bank shall develop written asset disposition plans for each classified asset greater than $1,000,000. The plans shall be reviewed and approved by the Bank’s Board and acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

          6.     (a)     Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank that has been charged off or classified, in whole or in part, “Loss” and is uncollected. Subparagraph 6(a) of this ORDER shall not prohibit the Bank from renewing or extending the maturity of any credit in accordance with the Financial Accounting Standards Board Statement Number 15 (“FASB 15”).

                  (b)     Beginning with the effective date of this ORDER, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit from the Bank in excess of $500,000 that has been classified, in whole or part, “Substandard” or “Doubtful” without the prior approval of a majority of the Bank’s Board or the loan committee of the Bank.

                  (c)     The loan committee or Bank’s Board shall not approve any extension of credit, or additional credit to a borrower in Paragraphs (b) above without first collecting in cash all past due interest.

          7.     (a)     Within 60 days from the effective date of this ORDER, the Bank shall revise, adopt, and implement written lending and collection policies to provide effective guidance and control over the Bank’s lending function, which policies shall include specific guidelines for placing loans on a non-accrual basis. The Bank shall obtain adequate and current documentation for all loans in the Bank’s loan portfolio. In addition, the Board’s loan approval process shall be enhanced to expand the participation of the Board of Directors. Such policies, standards, and their implementation shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

                  (b)     The Bank’s loan policy shall be revised and enhanced to: (i) have clear and measurable underwriting standards which include but are not limited to loan-to-value limits, cash flow, and debt service coverage minimums; (ii) have complete loan documentation including current and ongoing borrower financial statements; (iii) prohibit concentrations of credit to any borrower or borrower’s related interest; (iv) specify the circumstances and conditions under which updated real estate appraisals will be obtained; (v) improve internal loan grading and ongoing credit monitoring; (vi) develop specific action plans on all loans in excess of $500,000 which are on the “watch list, including monthly reporting to the Board; and (vii) provide monthly monitoring of compliance with the revised and enhanced loan policy to the Board which shall be reflected in the minutes of the Board. Such revised and enhanced polices and their implementation shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitations.

          8.     Within 90 days from the effective date of this ORDER, the Bank shall develop a written plan, approved by its Board and acceptable to the Regional Director and the Commissioner for systematically reducing the amount of loans or other extensions of credit advanced, directly or indirectly, to or for the benefit of, any borrowers in the “Commercial Real Estate Loans” Concentrations, as more fully set forth in the ROE. No new loans or other extensions of credit shall be granted to or for the benefit of, any borrower in the “Commercial Real Estate Loans” Concentrations with the exception of loans or extensions of credit to individuals which are for first lien single family residential real estate financing or for household, family, or other consumer expenditures and which have received the prior written approval of the Bank’s Board as reflected in its recorded minutes and are otherwise in conformance with all laws and regulations.

           9.     Within 60 days from the effective date of this ORDER, the Bank shall eliminate and/or correct all violations of law, as more fully set forth in the ROE. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

          10.     Within 60 days from the effective date of this ORDER, the Bank shall develop or revise, adopt, and implement a written liquidity and funds management policy. Such policy and its implementation shall be in a form and manner acceptable to the Regional Director and the Commissioner as determined at subsequent examinations and/or visitation.

          11.     (a)     During the life of this ORDER, the Bank shall not accept, renew or roll over any brokered deposits unless it has applied for and been granted a waiver of this prohibition by the FDIC in accordance with the provisions of section 337.6 of the FDIC’s Rules and Regulations 12 C.F.R. § 337.6.

                    (b)     Within 10 days of the effective date of this ORDER, the Bank shall submit to the Regional Director and the Commissioner a written plan for eliminating its reliance on brokered deposits. The plan should contain details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over. For purposes of this ORDER, brokered deposits are defined as described in section 337.6(a)(2) of the FDIC’s Rules and Regulations to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

          12.     The Bank shall not pay cash dividends without the prior written consent of the Regional Director and the Commissioner.

          13.     The Bank shall not engage in any expansionary activities, including opening any branches, without the prior written consent of the Regional Director and the Commissioner.

          14.     The Bank shall notify the Regional Director and the Commissioner in advance of making any public announcement or notification.

          15.     Within 30 days of the end of the first quarter, following the effective date of this ORDER, and within 30 days of the end of each quarter thereafter, the Bank shall furnish written progress reports to the Regional Director and the Commissioner detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof. Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director and the Commissioner have released the Bank in writing from making further reports.

          This ORDER will become effective upon its issuance by the FDIC and the CDFI. The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER shall have been modified, terminated, suspended, or set aside by the FDIC and the CDFI.

          Pursuant to delegated authority.

          Dated at San Francisco, California, this 15th day of September, 2009.

J. George Doerr Deputy Regional Director Risk Management Division of Supervision and Consumer Protection San Francisco Region Federal Deposit Insurance Corporation

By

William S. Haraf
Commissioner
California Department of Financial Institutions